Exhibit 99.1

Inotiv Reports Second Quarter Financial Results for Fiscal 2025 and Provides Business Update

–Second quarter fiscal 2025 revenue increased 4.4% to $124.3 million
–Year-to-date fiscal 2025 revenue declined 4.1% to $244.2 million
–Conference call scheduled for today at 4:30 pm ET

WEST LAFAYETTE, IN, May 7, 2025 – Inotiv, Inc. (Nasdaq: NOTV) (the “Company”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q2 FY 2025”) ended March 31, 2025 and six months ("YTD FY 2025") ended March 31, 2025.

Revenue by Segment (in millions of USD)

	Three Months Ended March 31,		% change	Six Months Ended March 31,		% change
	2025	2024		2025	2024
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
DSA (Discovery & Safety Assessment)	$45.3	$46.6	(2.8)%	$88.2	$91.3	(3.5)%
RMS (Research Models & Services)	$79.0	$72.4	9.1%	$156.0	$163.2	(4.4)%
Total (1)	$124.3	$119.0	4.4%	$244.2	$254.5	(4.1)%

(1) Table may not foot and percentages may not recalculate due to rounding.

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “During the second quarter of fiscal 2025, we made solid progress against our financial and operational objectives, strengthening our foundation to better serve our stakeholders. We refined our RMS site optimization plans for our North American facilities, for closer alignment with our clients' evolving business models while maintaining a sharp focus on client satisfaction and key performance metrics. As we evaluate our operations and our most recently announced RMS site optimization planning, we see an opportunity to accelerate the timing and to improve upon our potential annual savings. Looking ahead, we remain attentive to external factors, including tariffs, client R&D funding levels, and the recently announced efforts to accelerate implementation of the FDA Modernization Act 2.0, passed in December 2022. We have proactive mitigation strategies in place for current tariffs and believe our historical DSA acquisitions and long-term investments, including facility enhancements, strong compliance culture, service quality and RMS site optimization, position us to meet client needs, support the objectives of FDA modernization, and drive long-term shareholder value."

Highlights

Q2 FY 2025 Highlights

•Revenue was $124.3 million in Q2 FY 2025, an increase of $5.3 million or 4.4%, compared to $119.0 million during the three months ended March 31, 2024 (“Q2 FY 2024”), driven by an increase of $6.6 million, or 9.1%, in Research Models and Services ("RMS") revenue and a $1.3 million, or 2.8%, decrease in Discovery and Safety Assessment ("DSA") revenue.
•Consolidated net loss for Q2 FY 2025 was $14.9 million, or 12.0% of total revenue, compared to consolidated net loss of $48.1 million, or 40.4% of total revenue, in Q2 FY 2024.
•Adjusted EBITDA1 in Q2 FY 2025 was $8.0 million, or 6.4% of total revenue, compared to $3.1 million, or 2.6% of total revenue, in Q2 FY 2024.
•Book-to-bill ratio for Q2 FY 2025 was 1.01x for the DSA services business.
•DSA backlog was $130.8 million at March 31, 2025 compared to $142.1 million at March 31, 2024 and $130.4 million at December 31, 2024.

1 This is a non-GAAP financial measure. Refer to “Note on Non-GAAP Financial Measures” in this release for further information.

YTD FY 2025 Highlights

•Revenue was $244.2 million in YTD FY 2025, a decrease of $10.3 million or 4.1%, compared to $254.5 million during the six months ended March 31, 2024 (“YTD FY 2024”), driven by a decrease of $7.2 million, or 4.4%, in RMS revenue and a $3.2 million, or 3.5%, decrease in DSA revenue.
•Consolidated net loss for YTD FY 2025 was $42.5 million, or 17.4% of total revenue, compared to consolidated net loss of $63.9 million, or 25.1% of total revenue, in YTD FY 2024.
•Adjusted EBITDA1 in YTD FY 2025 was $10.6 million, or 4.3% of total revenue, compared to $12.7 million, or 5.0% of total revenue, in YTD FY 2024.
•Book-to-bill ratio for YTD FY 2025 was 1.01x for the DSA services business.

Recent Developments

•Two properties are under contract to be sold and are held for sale as of March 31, 2025 in connection with our U.S. optimization plans.
•As we have continued to work through our optimization plans, we now expect the U.S. optimization plans to be complete by the end of the second quarter of fiscal 2026.
•On February 14, 2025, the Company (through two of its subsidiaries) entered into a Settlement Agreement with Freese and Nichols, Inc. ("FNI") to settle a lawsuit that the Company had filed against FNI, which provides that the parties fully resolve all claims set forth in such lawsuit, without any admission of liability. The Company received the $7.6 million settlement payment in full prior to March 31, 2025.
Second Quarter Fiscal 2025 Financial Results (Three Months Ended March 31, 2025)

Revenue increased 4.4% to $124.3 million in Q2 FY 2025 as compared to $119.0 million in Q2 FY 2024. The higher total revenue in Q2 FY 2025 was driven by a $6.6 million increase in RMS revenue, partially offset by a $1.3 million decrease in DSA revenue. The increase in RMS revenue was due primarily to increased non-human primate ("NHP") related product and service revenue. DSA revenues decreased primarily due to a decrease in general toxicology services revenue.

Operating loss was $2.9 million in Q2 FY 2025 as compared to $43.1 million in Q2 FY 2024. The decrease in operating loss was primarily driven by a change from RMS operating loss of $30.6 million in Q2 FY 2024 to RMS operating income of $11.4 million in Q2 FY 2025, a change of 137.4%. The change in RMS operating income (loss) was driven by decreased operating expenses and the increase in revenue discussed above. The decrease in RMS operating expenses was primarily due to the $26.5 million charge related to an agreement in principle with the U.S. Department of Justice (the "DOJ") (subsequently replaced by the Resolution Agreement and Plea Agreement) that was incurred during Q2 FY 2024, which did not repeat during Q2 FY 2025, and the $7.6 million settlement payment we received during Q2 FY 2025 from FNI.

Fiscal 2025 Financial Results (Six Months Ended March 31, 2025)

Revenue decreased 4.1% to $244.2 million in YTD FY 2025 as compared to $254.5 million in YTD FY 2024. The lower total revenue was driven by a $7.2 million decrease in RMS revenue and a $3.2 million decrease in DSA revenue. The decrease in RMS revenue was primarily due to lower NHP product and service revenue, mainly as a result of lower pricing in connection with the sale of NHPs. DSA revenues decreased primarily due to a decrease in discovery services revenue and general toxicology services revenue.

Operating loss was $18.4 million in YTD FY 2025 as compared to $52.5 million in YTD FY 2024. The decrease in operating loss was primarily driven by a change from RMS operating loss of $25.5 million in YTD FY 2024 to RMS operating income of $10.2 million in YTD FY 2025, a change of 140.1%. The change in RMS operating income (loss) was primarily due to the $26.5 million charge related to an agreement in principle with the DOJ (subsequently replaced by the Resolution Agreement and Plea Agreement) that was incurred during YTD FY 2024, which did not repeat during YTD FY 2025 and the $7.6 million settlement payment we received from FNI during YTD FY 2025.

Cash and cash equivalents of $19.3 million at March 31, 2025, compared to $21.4 million at September 30, 2024. Cash used in operating activities was $17.3 million for YTD FY 2025 compared to $10.4 million of cash provided by operating activities for YTD FY 2024. For YTD FY 2025, capital expenditures totaled $9.9 million compared to $12.6 million for

YTD FY 2024. Total debt, net of debt issuance costs, as of March 31, 2025, was $399.5 million. As of March 31, 2025, there were no borrowings on the Company’s $15.0 million revolving credit facility.

Webcast and Conference Call
Management will host a conference call on Wednesday, May 7, 2025, at 4:30 pm ET to discuss first quarter fiscal 2025 results.
Interested parties may participate in the call by dialing:
•(800) 245-3047 (Domestic)
•(203) 518-9765(International)
•"Inotiv" (Conference ID)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1712184&tp_key=c93d44f12f

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://ir.inotiv.com/events-and-presentations/default.aspx.

Note on Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and six months ended March 31, 2025 and 2024 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net loss, statements of operations line items interest expense and income tax benefit, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange (gain) loss, amortization of inventory step up, loss (gain) on disposition of assets, the settlement we received from FNI, other unusual, third party costs and the charge in connection with the Resolution Agreement and Plea Agreement. The adjusted business segment information excludes from operating loss and unallocated corporate operating expenses for these same expenses. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's condensed consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs and medical devices to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical research and development projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotiv.com/.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, statements regarding our intent, belief or current expectations with respect to (i) our strategic plans; (ii) trends in the demand for our services and products; (iii) trends in the industries that consume our services and products; (iv) market and company-specific impacts of NHP supply and demand matters; (v) compliance with the Resolution Agreement and Plea Agreement and the expected impacts on the Company related to the compliance plan and compliance monitor, and the expected amounts, timing and expense treatment of cash payments and other investments thereunder; (vi) our ability to service our outstanding indebtedness and to comply or regain compliance with financial covenants, including those established by the Seventh Amendment to our Credit Agreement; (vii) our current and forecasted cash position; (viii) our ability to make capital expenditures, fund our operations and satisfy our obligations; (ix) our ability to manage recurring and unusual costs; (x) our ability to execute on and realize the expected benefits related to our restructuring and site optimization plans; (xi) our expectations regarding the volume of new bookings, pre-sales, pricing, cost savings initiatives, expansion of services, operating income or losses and liquidity; (xii) our ability to effectively fill the recent expanded capacity or any future expansion or acquisition initiatives undertaken by us; (xiii) our ability to develop and build infrastructure and teams to manage growth and projects; (xiv) our ability to continue to retain and hire key talent; (xv) our ability to market our services and products under our corporate name and relevant brand names; (xvi) our ability to develop new services and products; (xvii) our ability to negotiate amendments to the Credit Agreement or obtain waivers related to the financial covenants defined within the Credit Agreement; and (xviii) the impact of macroeconomic factors, including but not limited to tariffs, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission. Further discussion of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in our Annual Report on Form 10-K as filed on December 4, 2024, as well as other filings we make with the Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Steve Halper
(765) 497-8381	(646) 876-6455
beth.taylor@inotiv.com	shalper@lifesciadvisors.com

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
Service revenue	$56,128	$56,961	$109,685	$110,824
Product revenue	68,195	62,074	134,514	143,712
Total revenue	$124,323	$119,035	$244,199	$254,536
Costs and expenses:
Cost of services provided (excluding depreciation and amortization of intangible assets)	43,492	38,663	82,736	77,740
Cost of products sold (excluding depreciation and amortization of intangible assets)	51,840	53,694	107,434	116,645
Selling	5,078	5,403	10,215	10,751
General and administrative	17,152	19,796	36,304	39,723
Depreciation and amortization of intangible assets	13,824	14,155	28,003	28,405
Other operating (income) expense	(4,125)	30,440	(2,048)	33,759
Operating loss	$(2,938)	$(43,116)	$(18,445)	$(52,487)
Other income (expense):
Interest expense	(13,446)	(11,088)	(27,284)	(22,452)
Other income (expense)	408	(239)	(55)	1,174
Loss before income taxes	$(15,976)	$(54,443)	$(45,784)	$(73,765)
Income tax benefit	1,110	6,364	3,288	9,858
Consolidated net loss	$(14,866)	$(48,079)	$(42,496)	$(63,907)
Less: Net loss attributable to noncontrolling interests	—	—	—	(440)
Net loss attributable to common shareholders	$(14,866)	$(48,079)	$(42,496)	$(63,467)

Loss per common share
Net loss attributable to common shareholders:
Basic	$(0.44)	$(1.86)	$(1.39)	$(2.46)
Diluted	$(0.44)	$(1.86)	$(1.39)	$(2.46)
Weighted-average number of common shares outstanding:
Basic	33,995	25,831	30,540	25,797
Diluted	33,995	25,831	30,540	25,797

INOTIV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	September 30,
	2025	2024

Assets
Current assets:
Cash and cash equivalents	$19,299	$21,432
Trade receivables and contract assets, net of allowances for credit losses of $5,902 and $6,931, respectively	70,940	73,560
Inventories, net	38,042	18,173
Prepaid expenses and other current assets	41,996	50,248
Assets held for sale	3,381	—
Total current assets	173,658	163,413

Property and equipment, net	181,155	188,328
Operating lease right-of-use assets, net	46,761	49,165
Goodwill	94,286	94,286
Other intangible assets, net	256,590	274,396
Other assets	13,516	11,773
Total assets	$765,966	$781,361

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$32,213	$33,526
Accrued expenses and other current liabilities	26,600	28,218
Fees invoiced in advance	40,463	41,986
Current portion of long-term operating lease	8,988	11,774
Current portion of long-term debt	7,146	3,538
Total current liabilities	115,410	119,042
Long-term operating leases, net	40,225	40,010
Long-term debt, less current portion, net of debt issuance costs	392,394	389,801
Other long-term liabilities	37,326	34,963
Deferred tax liabilities, net	22,919	27,041
Total liabilities	608,274	610,857

Shareholders’ equity:
Common shares, no par value:
Authorized 74,000,000 shares at March 31, 2025 and at September 30, 2024; 34,348,540 issued and outstanding at March 31, 2025 and 26,015,129 at September 30, 2024	8,549	6,466
Additional paid-in capital	753,563	724,789
Accumulated deficit	(604,684)	(562,163)
Accumulated other comprehensive income	264	1,412
Total equity	157,692	170,504
Total liabilities and shareholders’ equity	$765,966	$781,361

INOTIV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended March 31,
	2025	2024
Operating activities:
Consolidated net loss	$(42,496)	$(63,907)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,003	28,405
Employee stock compensation expense	3,205	3,781
Changes in deferred taxes	(4,028)	(10,391)
Provision for expected credit losses	(975)	(245)
Amortization of debt issuance costs and original issue discount	2,556	1,686
Non-cash interest and accretion expense	6,090	3,336
Other non-cash operating activities	1,178	(655)
Changes in operating assets and liabilities:
Trade receivables and contract assets	3,370	22,265
Inventories	(20,001)	10,781
Prepaid expenses and other current assets	7,483	(3,565)
Operating lease right-of-use assets and liabilities, net	(167)	807
Accounts payable	(129)	(3,119)
Accrued expenses and other current liabilities	(1,374)	5,276
Fees invoiced in advance	(814)	(14,100)
Other asset and liabilities, net	787	30,018
Net cash (used in) provided by operating activities	(17,312)	10,373

Investing activities:
Capital expenditures	(9,932)	(12,594)
Proceeds from sale of property and equipment	22	3,964
Net cash used in investing activities	(9,910)	(8,630)

Financing activities:
Payments on revolving credit facility	(20,000)	—
Payments on senior term notes and delayed draw term loans	(1,382)	(1,382)
Borrowings on revolving credit facility	20,000	—
Issuance of common shares	27,524	—
Other financing activities, net	(649)	(2,712)
Net cash provided by (used in) financing activities	25,493	(4,094)

Effect of exchange rate changes on cash and cash equivalents	(404)	(446)

Net decrease in cash and cash equivalents	(2,133)	(2,797)
Cash and cash equivalents at beginning of period	21,432	35,492
Cash and cash equivalents at end of period	$19,299	$32,695

Supplemental disclosure of cash flow information:
Cash paid for interest	21,111	$16,891
Income taxes paid, net	1,135	$1,175

INOTIV, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECT BUSINESS SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
DSA
Revenue	45,332	46,631	88,154	91,329
Operating income	(56)	2,853	1,890	4,446
Operating income as a % of total revenue	—%	2.4%	0.8%	1.7%
Add back:
Depreciation and amortization	4,516	4,363	9,099	8,772
Restructuring costs (1)	—	23	—	136
Startup costs (2)	558	967	1,117	1,797
Total non-GAAP adjustments to operating income	5,074	5,353	10,216	10,705
Non-GAAP operating income	5,018	8,206	12,106	15,151
Non-GAAP operating income as a % of DSA revenue	11.1%	17.6%	13.7%	16.6%
Non-GAAP operating income as a % of total revenue	4.0%	6.9%	5.0%	6.0%

RMS
Revenue	78,991	72,404	156,045	163,207
Operating income (loss)	11,432	(30,604)	10,247	(25,525)
Operating income (loss) as a % of total revenue	9.2%	(25.7%)	4.2%	(10.0%)
Add back:
Depreciation and amortization	9,150	9,643	18,588	19,380
Restructuring costs (1)	1,009	1,345	1,233	2,266
Amortization of inventory step up	—	58	—	160
Legal Settlement	(7,550)	—	(7,550)	—
Other unusual, third party costs (3)	1,517	1,272	2,478	2,358
Resolution Agreement and Plea Agreement	—	26,500	—	26,500
Total non-GAAP adjustments to operating income (loss)	4,126	38,818	14,749	50,664
Non-GAAP operating income	15,558	8,214	24,996	25,139
Non-GAAP operating income as a % of RMS revenue	19.7%	11.3%	16.0%	15.4%
Non-GAAP operating income as a % of total revenue	12.5%	6.9%	10.2%	9.9%

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024

Unallocated Corporate Operating Loss	(14,314)	(15,365)	(30,582)	(31,408)
Unallocated corporate operating loss as a % of total revenue	(11.5)%	(12.9)%	(12.5)%	(12.3)%
Add back:
Depreciation and amortization	158	149	316	253
Stock compensation expense	1,435	1,884	3,205	3,781
Acquisition and integration costs	—	—	—	70
Total non-GAAP adjustments to operating loss	1,593	2,033	3,521	4,104
Non-GAAP operating loss	(12,721)	(13,332)	(27,061)	(27,304)
Non-GAAP operating loss as a % of total revenue	(10.2)%	(11.2)%	(11.1)%	(10.7)%

Total
Revenue	124,323	119,035	244,199	254,536
Operating loss	(2,938)	(43,116)	(18,445)	(52,487)
Operating loss as a % of total revenue	(2.4)%	(36.2)%	(7.6)%	(20.6)%
Add back:
Depreciation and amortization	13,824	14,155	28,003	28,405
Stock compensation expense	1,435	1,884	3,205	3,781
Restructuring costs (1)	1,009	1,368	1,233	2,402
Acquisition and integration costs	—	—	—	70
Amortization of inventory step up	—	58	—	160
Startup costs (2)	558	967	1,117	1,797
Legal Settlement (3)	(7,550)	—	(7,550)	—
Other unusual, third party costs (4)	1,517	1,272	2,478	2,358
Resolution Agreement and Plea Agreement (5)	—	26,500	—	26,500
Total non-GAAP adjustments to operating loss	10,793	46,204	28,486	65,473
Non-GAAP operating income	7,855	3,088	10,041	12,986
Non-GAAP operating income as a % of total revenue	6.3%	2.6%	4.1%	5.1%
(a)Adjustments to certain GAAP reported measures for the three and six months ended March 31, 2025 and 2024 include, but are not limited to, the following:
(1)For the three and six months ended March 31, 2025, primarily represents non-cash impairment charges incurred in connection with the exit of multiple sites. For the three and six months ended March 31, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of Inotiv’s North American transportation operations as previously disclosed.
(2)For the three and six months ended March 31, 2025 and 2024, primarily represents costs related to the development and initiation of new service offerings that are not yet revenue generating for the respective periods.
(3)For the three and six months ended March 31, 2025, represents the settlement payment we received from FNI.
(4)For the three and six months ended March 31, 2025, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and fees incurred in connection with the FNI settlement discussed above. For the three and six months ended March 31, 2024, primarily represents legal costs incurred in connection with the DOJ investigation and certain remediation costs.
(5)For the three and six months ended March 31, 2024, represents a charge related to an agreement in principle (subsequently replaced by the Resolution Agreement and Plea Agreement) related to the DOJ investigation.

INOTIV, INC.
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2025	2024	2025	2024
GAAP Consolidated Net Loss	$(14,866)	$(48,079)	$(42,496)	$(63,907)
Adjustments
Interest expense	13,446	11,088	27,284	22,452
Income tax benefit	(1,110)	(6,364)	(3,288)	(9,858)
Depreciation and amortization	13,824	14,155	28,003	28,405
Stock compensation expense	1,435	1,884	3,205	3,781
Startup costs (1)	558	967	1,117	1,797
Restructuring costs (2)	1,009	1,368	1,233	2,402
Unrealized foreign exchange (gain) loss	(341)	420	484	(609)
Amortization of inventory step up	—	58	—	160
Loss (gain) on disposition of assets	35	(193)	97	(859)
Legal Settlement (3)	(7,550)	—	(7,550)	—
Other unusual, third party costs (4)	1,517	1,272	2,478	2,428
Resolution Agreement and Plea Agreement (5)	—	26,500	—	26,500
Adjusted EBITDA	$7,957	$3,076	$10,567	$12,692
GAAP consolidated net loss as a percent of total revenue	(12.0)%	(40.4)%	(17.4)%	(25.1)%
Adjustments as a percent of total revenue	18.4%	43.0%	21.7%	30.1%
Adjusted EBITDA as a percent of total revenue	6.4%	2.6%	4.3%	5.0%
(a)Adjustments to certain GAAP reported measures for the three and six months ended March 31, 2025 and 2024 include, but are not limited to, the following:
(1)For the three and six months ended March 31, 2025 and 2024, primarily represents costs related to the development and initiation of new service offerings that are not yet revenue generating for the respective periods.
(2)For the three and six months ended March 31, 2025, primarily represents non-cash impairment charges incurred in connection with the exit of multiple sites. For the three and six months ended March 31, 2024, primarily represents costs incurred in connection with the exit of multiple sites and the enablement of the in-house integration of Inotiv’s North American transportation operations as previously disclosed.
(3)For the three and six months ended March 31, 2025, represents the settlement payment we received from FNI.
(4)For the three and six months ended March 31, 2025, primarily represents third party and legal costs incurred in connection with the Resolution Agreement and Plea Agreement and fees incurred in connection with the FNI settlement discussed above. For the three and six months ended March 31, 2024, primarily represents legal costs incurred in connection with the DOJ investigation and certain remediation costs.
(5)For the three and six months ended March 31, 2024, represents a charge related to an agreement in principle (subsequently replaced by the Resolution Agreement and Plea Agreement) related to the DOJ investigation.